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Huntsman Corporation
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Huntsman Highlights Recent Strategic Actions to Enhance Shareholder Value

Sets the Record Straight Regarding Starboard's Misstatements

THE WOODLANDS, Texas, Jan. 12, 2022 /PRNewswire/ -- Huntsman Corporation (NYSE: HUN) issued the following statement in response to the letter and nomination notice the Company received from Starboard Value LP today:

At Huntsman's Investor Day in November, we announced financial targets building on the strongest profit and margin performance the Company has ever achieved with its current portfolio of businesses. The Huntsman Board of Directors actively oversaw that performance and it continues to oversee the Company's announced comprehensive initiatives, all of which enhance accountability and alignment with our shareholders, including:

•	Initiating a strategic review process for the Textile Effects Division to continue advancing our focus on portfolio enhancement;
•	Authorizing new share repurchases of $1 billion over the next three years, building on the $682 million of share repurchases Huntsman has completed since 2018;
•	Implementing a multi-year incentive compensation program for all Huntsman officers and vice presidents that ties the vast majority of their incentive compensation to the achievement of the Investor Day targets, thereby promoting transparency, ensuring objective accountability and fostering execution; and
•	Substantially completing the Board refreshment process that began in 2018 by adding David B. Sewell, José Muñoz and Curtis E. Espeland, highly-qualified and independent Directors who were identified by a leading international search firm, to a group of diverse and experienced independent Directors including four recent additions: U.S. Navy (retired) Vice Admiral Jan Tighe, who joined the Board in 2019 and chairs the Board's Sustainability Committee; Sonia Dulá, who joined the Board in 2020 and is Chair Apparent of the Compensation Committee; Jeanne McGovern, who joined the Board in 2021 and chairs the Audit Committee; and Cynthia Egan, who joined the Board in 2020, chairs the Nominating and Corporate Governance Committee and serves as Non-Executive Vice Chair and Lead Independent Director.
•	Importantly, these recent initiatives are the latest steps in the strategy we began executing in 2017. Since that time, the Board has overseen a significant repositioning of the Huntsman portfolio that has generated meaningful shareholder value. The Company has divested ~40% of its businesses, including the sale of its commodity portfolio to Indorama in 2020 for ~$2 billion. The Indorama announcement intensified Huntsman's focus on differentiated, high-margin and downstream product lines, which led to 105.8% of total shareholder return (TSR) through January 11, 2022, 42.4 percentage points better than the performance of the S&P 500 over the same period.

Huntsman values the views of all of our shareholders, including Starboard, and maintains an open dialogue with them. Although our normal policy is not to comment on individual conversations, members of our Board and the executive management team have held numerous discussions with Starboard over the past several months.

Huntsman's engagement with Starboard has been frequent and extensive since the outset. Soon after Starboard disclosed their stake, we invited Starboard to our headquarters to understand their perspectives. We previewed our Investor Day presentation with Starboard and incorporated input from them. There was, and continued to be, no misalignment with Starboard on the Company's objectives and strategic initiatives.

Huntsman has continued to keep lines of communication with Starboard open and promptly responded to every outreach they made. In particular, Huntsman repeatedly told Starboard that its ongoing Board refreshment was moving forward:

•	When Starboard told us that they had specific director candidates ready more than a month ago, on December 9, 2021, Huntsman immediately asked for those candidates' names so that our Nominating and Corporate Governance Committee could consider them alongside the candidates previously identified by the independent search firm;
•	Between December 9, 2021 and January 5, 2022 Huntsman repeatedly sought those names and none were given;
•	Instead, Starboard insisted that Huntsman's Nominating and Corporate Governance Committee surrender its duties, appoint Starboard's three unidentified candidates and remove two Huntsman Directors;
•	On December 23, 2021, instead of providing the requested names, Starboard asked for the Huntsman D&O questionnaires, a required step towards making nominations and a clear indication of Starboard's readiness to engage in a proxy contest;
•	Given these unconstructive responses from Starboard, Huntsman's Board determined that the continuation of our active board refreshment and the expeditious holding of the upcoming annual meeting was in the best interests of our shareholders and appointed three highly-qualified, independent directors (Messrs. Sewell, Muñoz and Espeland) and announced the date of our annual meeting;
•	Only after these announcements, on the evening of January 5, 2022, did Starboard finally share the names of three candidates (Jeff Smith, James L. Gallogly and Sandra Beach Lin). Within 48 hours, the Nominating and Corporate Governance Committee had interviewed Starboard's two outside candidates, James and Sandra; and
•	Following these interviews, the Company attempted to work constructively with Starboard to reach an agreement and avoid a proxy contest. Despite Huntsman's multiple good faith attempts to reach an amicable outcome in the best interests of all Huntsman shareholders, an agreement could not be reached.

We are deeply disappointed that Starboard is forcing Huntsman and its shareholders through the cost and distraction of an unnecessary proxy contest. Starboard is more concerned with installing their handpicked candidates on Huntsman's Board than allowing the Board and management team to create shareholder value, through our multiple initiatives that Starboard supports. The Board expects shareholders will appreciate the independence, experience and expertise of Huntsman's refreshed Board of Directors, and they will benefit from a relentless and undistracted focus on clear financial targets designed to generate transparency and accountability for three successive years of record improved performance. Huntsman's Board has determined that it is in the best interests of shareholders to let them resolve this situation expeditiously.

Huntsman continues to welcome constructive insights from our shareholders and remains committed to taking decisive actions to drive sustainable value creation.

Shareholders are not required to take any action at this time. The Board will review the nomination notice pursuant to established policies and present its recommendations with respect to the election of directors in the Company's definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the Annual Meeting. As previously disclosed, the Annual Meeting will take place on March 25, 2022.

Advisors:

BofA Securities and Moelis & Company LLC are serving as financial advisors to Huntsman. Kirkland & Ellis LLP is serving as legal advisor to Huntsman.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp

Facebook: www.facebook.com/huntsmancorp

LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). In addition, there can be no assurance that the review of the Textile Effects Division will result in one or more transactions or other strategic change or outcome. Significant risks and uncertainties may relate to, but are not limited to, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It:

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company's 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting"). The Company's shareholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company's shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at the Company's website at www.huntsman.com.

Certain Information Regarding Participants:

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company's shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information about the Company's directors and executive officers is available in the Company's (a) annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 12, 2021 and (b) proxy statement filed with the SEC on March 18, 2021 with respect to the Company's 2021 Annual Meeting of Stockholders. To the extent holdings of the Company's securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting.

SOURCE Huntsman Corporation